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                                                  EXHIBIT 23






                INDEPENDENT AUDITORS' CONSENT




The Stockholders and Board of Directors
Willbros Group, Inc.:

     We consent to incorporation by reference in the registration statements Nos. 333-18421 and 333-21399 on Form S-8 of Willbros Group, Inc. of our reports dated January 31, 1997, relating to the consolidated balance sheets of Willbros Group, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, and the related schedule, which reports are incorporated in or appear in the December 31, 1996 annual report on Form 10-K of Willbros Group, Inc.

                         KPMG Peat Marwick









Panama City, Panama
March 28, 1997